Exhibit 99.1

Perry Ellis International Pre-Announces Record Revenue and Earnings Estimates for First Quarter Fiscal 2008

•	Record Level First Quarter – Revenue Increase 7%
•	First Quarter Net Income – Increase of 23%
•	Confirms Guidance for Fiscal 2008
•	Full First Quarter Results to be Released on May 21, 2007
•	Presents at the Bear Stearns 16th Annual Global Credit Conference

Perry Ellis International, Inc. (NASDAQ:PERY) announced today that, based on preliminary estimates, the Company presently anticipates that total revenue for its first quarter ended April 30, 2007, will be approximately $228 million compared to $214 million for the first quarter ended April 30, 2006. This represents an increase of approximately $14 million, or 7% over the Company’s total revenues for the prior year period.

George Feldenkreis, Chairman and CEO, commented “We are very satisfied with our first quarter results, which reflect the diversity and strength of our brands and operating platform. Based on the positive momentum in our business and the growth initiatives we have in place, we have confirmed our annual guidance, expecting fiscal 2008 to represent a record year for Perry Ellis International.”

Perry Ellis International further announced that it anticipates first quarter net income of $9.5 million compared to net income of $5.9 million and pro forma net income of $7.8 million for the same period last year. Earnings for the first quarter are estimated at $0.60 per fully diluted share, compared to earnings of $0.39 per fully diluted share and pro forma earnings of $0.52 per fully diluted share for the same period last year. Last year’s pro forma results exclude the impact of $3.0 million in debt extinguishment costs ($1.9 million net of taxes or $0.13 per fully diluted share) incurred as a result of the March 2006 repayment of the Company’s $57 million senior secured notes.

Neither pro forma net income nor pro forma diluted earnings per share is a measurement of financial performance under generally accepted accounting principles. Accordingly, you should not regard this figure as an alternative to actual diluted earnings per share. Pro forma diluted earnings per share is presented solely as a supplemental disclosure, because management believes it is useful to compare the Company’s current results across multiple periods.

Guidance

The Company confirmed its previously announced fiscal 2008 guidance with total revenues expected to be in the range of approximately $900 to $910 million and earnings in the range of $1.81 to $1.84 per fully diluted share.

Perry Ellis International plans to release final first quarter results for fiscal 2008 after the market closes on May 21, 2007.

Conference Participation

Separately, the Company noted that management will be presenting at the Bear Stearns 16th Annual Global Credit Conference on May 15, 2007 at 9:45 a.m. EDT. The PowerPoint presentation will be available to investors for 30 days at the Company’s website: http://www.pery.com.

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances. The Company’s collection of dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear is available through all major levels of retail distribution. The Company, through its wholly owned subsidiaries, owns a portfolio of nationally and internationally recognized brands including Perry Ellis®, Jantzen®, Cubavera®, Munsingwear®, Savane®, Original Penguin®, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co.®, Axis®, Tricots St. Raphael®, Gotcha®, Girl Star® and MCD®. The Company enhances its roster of brands by licensing trademarks from third parties including Dockers® for outerwear, Nike® and JAG® for swimwear, and PING® and PGA TOUR® for golf apparel. Additional information on the Company is available at http://www.pery.com.

Safe Harbor Statement

We caution readers that the forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations rather than historical facts and they are indicated by words or phrases such as “anticipate,” “could,” “may,” “might,” “potential,” “predict,” “should,” “estimate,” “expect,” “project,” “believe,” “plan,” “envision,” “continue,” “intend,” “target,” “contemplate,” or “will” and similar words or phrases or comparable terminology. We have based such forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements, many of which are beyond our control. These factors include: general economic conditions, a significant decrease in business from or loss of any of our major customers or programs, anticipated and unanticipated trends and conditions in our industry, including the impact of recent or future retail and wholesale consolidation, the effectiveness of our planned advertising, marketing and promotional campaigns, our ability to contain costs, disruptions in the supply chain, our future capital needs and our ability to obtain financing, our ability to integrate acquired businesses, trademarks, tradenames and licenses, our ability to predict consumer preferences and changes in fashion trends and consumer acceptance of both new designs and newly introduced products, the termination or non-renewal of any material license agreements to which we are a party, changes in the costs of raw materials, labor and advertising, our ability to carry out growth strategies including expansion in international and direct to consumer retail markets, the level of consumer spending for apparel and other merchandise, our ability to compete, exposure to foreign currency risk and interest rate risk, possible disruption in commercial activities due to terrorist activity and armed conflict, and other factors set forth in Perry Ellis International’s filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which are valid only as of the date they were made. We undertake no obligation to update or revise any forward-looking statements to reflect new information or the occurrence of unanticipated events or otherwise.

CONTACT:

Perry Ellis International Investor Relations

Francisco G. Hoffmann, 305-873-1365

SOURCE: Perry Ellis International